UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		July 6, 2015
NIKE, Inc.
(Exact name of registrant as specified in charter)

OREGON	1-10635	93-0584541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE BOWERMAN DRIVE BEAVERTON, OR		97005-6453
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(503) 671-6453

NO CHANGE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2015, NIKE, Inc. (“NIKE”) announced that Chris Abston had joined NIKE as Vice President, Corporate Controller, and that he would become NIKE’s principal accounting officer effective August 1, 2015. In that role Mr. Abston will be responsible for overseeing NIKE’s financial statements, including accounting, financial reporting and financial operations. Also on July 6, 2015, NIKE announced that its current principal accounting officer, Bernie Pliska, would retire from this position effective July 31, 2015.

Mr. Abston, 53, joins NIKE from Wal-Mart Stores, Inc., where he served most recently as Vice President, Global Controls and Governance since February 2015. Prior to that he was Vice President and Controller of Walmart International from February 2013 to January 2015, responsible for the oversight of international accounting and reporting, and Vice President and Assistant Controller of Wal-Mart Stores, Inc. from May 2011 to January 2013. Before joining Wal-Mart, Mr. Abston spent 25 years in public accounting with Ernst & Young, most recently leading its Strategic Growth Markets practice in the Dallas office as a Partner.

As part of standard compensation and benefit arrangements for vice-president level employees, NIKE and Mr. Abston have entered into an agreement containing a covenant not to compete that extends for one year following the termination of his employment with NIKE. The agreement provides that if Mr. Abston’s employment is terminated by NIKE at any time, NIKE will make monthly payments to him during the one-year noncompetition period in an amount equal to his current monthly base salary. The agreement provides further that if Mr. Abston voluntarily resigns at any time, NIKE will make monthly payments to him during the one-year noncompetition period in an amount equal to 50% of his current monthly base salary. NIKE may unilaterally waive the covenant. If the covenant is waived, NIKE will not be required to make the payments described above for the months as to which the waiver applies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKE, Inc. (Registrant)

Date: July 6, 2015	By:	/s/ Donald W. Blair
Donald W. Blair
Chief Financial Officer